Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

PS Business Parks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$449,728,000(1)	0.0001102	$49,560.03(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$449,728,000

Total Fees Due for Filing			$49,560.03

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$49,560.03

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the offer to purchase up to (i) 9,200,000 Depositary Shares each representing 1/1,000 of a Share of 5.250% Cumulative Preferred Stock, Series X at a price of $15.29 per share, (ii) 8,000,000 Depositary Shares each representing 1/1,000 of a Share of 5.200% Cumulative Preferred Stock, Series Y at a price of $15.33 per share, and (iii) 13,000,000 Depositary Shares each representing 1/1,000 of a Share of 4.875% Cumulative Preferred Stock, Series Z at a price of $14.34 per share.

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying $449,728,000 by 0.0001102.